Exhibit 5.1

John T. McKenna
T: +1 650 843 5059
jmckenna@cooley.com

November 15, 2022

AcelRx Pharmaceuticals, Inc.
25821 Industrial Blvd., Suite 400
Hayward, CA 94545

Ladies and Gentlemen:

We have acted as counsel to AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), including a related prospectus included in the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended, covering the registration for resale of up to 81,150 shares of common stock, $0.001 per share (“Common Stock”), of the Company (the “Warrant Shares”), issuable upon the exercise of a certain warrant (the “Warrant”) issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of August 3, 2022, by and among the Company and the purchaser named therein (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrant, the Company’s certificate of incorporation and bylaws, as in effect on the date the Purchase Agreement was entered into and on the date hereof, the Purchase Agreement, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrant, cause the Warrant to be exercisable for more shares of Common Stock than the number that then remain available for issuance under the certificate of incorporation of the Company. We have assumed that the per share exercise price of the Warrant will at least equal the par value of the Common Stock

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

AcelRx Pharmaceuticals, Inc.
November 15, 2022
Page Two

Sincerely,

Cooley LLP

By:          /s/ John T. McKenna

           John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: +1 650 843 5000 f: +1 650 849 7400 cooley.com